SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SUTOR TECHNOLOGY GROUP LIMITED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUTOR TECHNOLOGY GROUP LIMITED
No 8, Huaye Road, Dongbang Industrial Park
Changshu, China 215534
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 7, 2010

Dear Shareholders:

You are cordially invited to attend our 2010 Annual Meeting of Shareholders to be held on Wednesday, April 7, 2010 at 9:00 a.m. local time at No 8, Huaye Road, Dongbang Industrial Park, Changshu, China 215534. We are holding the meeting to:

1.	Elect five persons to the Board of Directors, each to serve until our next annual meeting of shareholders or until such person shall resign, be removed or otherwise leave office;

2.	Ratify the appointment of Hansen Barnett & Maxwell, P.C., Certified Public Accountants as our independent registered public accounting firm for the fiscal year ending June 30, 2010; and

3.	Transact such other business as may properly come before the meeting or any adjournment thereof.

If you owned our common stock at the close of business on February 10, 2010, you may attend and vote at the meeting. A list of shareholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in Changshu, China for the ten days prior to the meeting for any purpose related to the meeting.

A Proxy Statement describing the matters to be considered at the Meeting is attached to this Notice. Our 2009 Annual Report accompanies this Notice, but it is not deemed to be part of the Proxy Statement.

 Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote your shares by either completing, signing and returning the accompanying proxy card or casting your vote via a toll-free telephone number or over the Internet.

Sincerely,

/s/ Yongfei Jiang
Yongfei Jiang
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDER MEETING TO BE HELD ON APRIL 7, 2010

This Notice and Proxy Statement and our 2009 Annual Report are available online at http://sutor.investorroom.com.

SUTOR TECHNOLOGY GROUP LIMITED
No. 8 Huaye Road,
Donbang Industrial Park,
Changshu, China, 215534

PROXY STATEMENT

This Proxy Statement and the accompanying proxy are being furnished with respect to the solicitation of proxies by the Board of Directors of Sutor Technology Group Limited, a Nevada corporation (the “Company,” “Sutor” or “we”), for the 2010 Annual Meeting of Shareholders (the “Meeting”).  The Meeting is to be held at will be held on Wednesday, April 7, 2010, at 9:00 a.m, local time, at No 8, Huaye Road, Dongbang Industrial Park, Changshu, China 215534.

The approximate date on which the Proxy Statement and proxy card are intended to be sent or given to shareholders is March 22, 2010.

The purposes of the Meeting are to seek shareholder approval of two proposals: (i) electing five (5) directors to the board of directors of the Company (the “Board”), and (ii) ratifying the appointment of Hansen Barnett & Maxwell, P.C., Certified Public Accountants (“Hansen”) as our independent registered public accounting firm for the fiscal year 2010.

Who May Vote

Only shareholders of record of our common stock, $0.001 par value (the “Common Stock”), as of the close of business on February 10, 2010 (the “Record Date”) are entitled to notice and to vote at the Meeting and any adjournment or adjournments thereof.

A list of shareholders entitled to vote at the Meeting will be available at the Meeting, and will also be available for ten days prior to the Meeting, during office hours, at the executive offices of the Company at No 8, Huaye Road, Dongbang Industrial Park, Changshu, China 215534, by contacting the Secretary of the Company.

The presence at the Meeting of a majority of the outstanding shares of Common Stock as of the Record Date, in person or by proxy, is required for a quorum.  Should you submit a proxy, even though you abstain as to one or more proposals, or you are present in person at the Meeting, your shares shall be counted for the purpose of determining if a quorum is present.

Broker “non-votes” are not included for the purposes of determining whether a quorum of shares is present at the Meeting.  A broker “non-vote” occurs when a nominee holder, such as a brokerage firm, bank or trust company, holding shares of record for a beneficial owner does not vote on a particular proposal because the nominee holder does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Each holder of Common Stock on the Record Date is entitled to one vote for each share then held on all matters to be voted at the Meeting.  No other class of voting securities was then outstanding.

Voting Your Proxy

You may vote by one of the following methods:

•	completing and signing the proxy card and mailing it in the enclosed postage-paid envelope;
•	calling the toll-free telephone number provided on the proxy card; or
•	voting on the Internet at the website provided on the proxy card.

Voting by telephone is not available to persons outside of the United States.  Complete instructions for voting by any of the above methods are included on the proxy card.  If your shares are held through a broker, trust, bank or other nominee, you should refer to information forwarded to you by such holder of record for your voting options.

The shares represented by any proxy duly given will be voted at the Meeting in accordance with the instructions of the shareholder. If no specific instructions are given, the shares will be voted FOR the election of the nominees for director set forth herein and FOR the ratification of Hansen as the Company’s independent registered public accounting firm. In addition, if other matters come before the Meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment with respect to such matters.

Each share of Common Stock outstanding on the record date will be entitled to one vote on all matters.  Under Proposal 1 (Election of Directors), the five candidates for election as directors at the Meeting are uncontested.  In uncontested elections, directors are elected by plurality of the votes cast at the meeting.  Proposal 2 (Ratification of Independent Auditors) requires the vote of a majority of the shares present in person or by proxy at the Meeting for approval.

Shares which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter.  Accordingly, abstentions and “broker non-votes” will have no effect on the voting on matters (such as the election of directors and the ratification of the selection of the independent registered public accounting firm that require the affirmative vote of a plurality or a majority of the votes cast or the shares voting on the matter.

Revoking Your Proxy

Even if you execute a proxy, you retain the right to revoke it and to change your vote by notifying us at any time before your proxy is voted.  Mere attendance at the meeting will not revoke a proxy.  Such revocation may be effected by calling the toll-free telephone number listed above (within the United States only), by accessing the Internet website www.proxyvote.com or in writing by execution of a subsequently dated proxy, or by a written notice of revocation, sent to the attention of the Secretary at the address of our principal office set forth above in the Notice to this Proxy Statement or your attendance and voting in person at the Meeting.  Unless so revoked, the shares represented by proxies, if received in time, will be voted in accordance with the directions given therein.

If the Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Meeting (except for any proxies that have at that time effectively been revoked or withdrawn), even if the proxies had been effectively voted on the same or any other matter at a previous Meeting.

Solicitation of Proxies

The expenses of solicitation of proxies will be paid by the Company. We may solicit proxies by mail, and the officers and employees of the Company, who will receive no extra compensation therefore, may solicit proxies personally or by telephone.  The Company will reimburse brokerage houses and other nominees for their expenses incurred in sending proxies and proxy materials to the beneficial owners of shares held by them.

Delivery of Proxy Materials to Households

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain stockholders of record who do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to or wish to begin householding may contact our Corporate Secretary, orally or in writing at the telephone number or address, as applicable, at Sutor Technology Group Limited, No 8, Huaye Road, Dongbang Industrial Park, Changshu, China 215534, telephone number (+86) 512-52680988. We will send an individual copy of the proxy statement to any stockholder who revokes their consent to householding within 30 days of our receipt of such revocation.

Interest of Officers and Directors in Matters to Be Acted Upon

Management and directors of the Company have an interest in matters that will be acted upon at the Annual Meeting because the directors are named as nominees for election to the Board.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTER

Sutor’s current corporate governance practices and policies are designed to promote shareholder value and Sutor is committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board provides independent leadership in the exercise of its responsibilities. Our management oversees a system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity.

Corporate Governance Guidelines

We and our Board are committed to high standards of corporate governance as an important component in building and maintaining shareholder value. To this end, we regularly review our corporate governance policies and practices to ensure that they are consistent with the high standards of other companies. We also closely monitor guidance issued or proposed by the SEC, the rules of the Nasdaq Stock Market, and the provisions of the Sarbanes-Oxley Act, as well as the emerging best practices of other companies.

The Board and Committees of the Board

The Company is governed by the Board that currently consists of six members: Lifang Chen, Yongfei Jiang, Carl Mudd, Guoyou Shao, Xinchuang Li and Gerard Pascale.  Since February 2008, the Board has established three Committees: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. Each of the Audit Committee, Compensation Committee and Governance and Nominating Committee are comprised entirely of independent directors. From time to time, the Board may establish other committees.  The Board has adopted a written charter for each of the committees which is available on the Company’s website www.sutorcn.com. Printed copies of these charters may be obtained, without charge, by contacting the Corporate Secretary at the address above.

Independence of Directors

In considering and making decisions as to the independence of each of the directors of the Company, the Board considered transactions and relationships between the Company (and its subsidiaries) and each director (and each member of such director’s immediate family and any entity with which the director or family member has an affiliation such that the director or family member may have a material indirect interest in a transaction or relationship with such entity). The Board has determined that the following members of the Board are independent as defined in applicable SEC and NASDAQ rules and regulations, and that each constitutes an “Independent Director” as defined in NASD Marketplace Rule 4200, and that such members constitute a majority of the entire Board: Carl Mudd, Guoyou Shao, Xinchuang Li and Gerard Pascale.

Board, Committee and Annual Meeting Attendance

During fiscal 2009, the Board held 7 meetings and acted by written consent 4 times. Our Audit Committee, the Compensation Committee and the Governance and Nominating committee held 4, 2 and 2 meetings, respectively. Each director attended at least 75% of all Board and applicable committee meetings.

Our directors are expected to attend board meetings as frequently as necessary to properly discharge their responsibilities and to spend the time needed to prepare for each such meeting.  We encourage our directors to attend annual shareholder meetings, but we do not have a formal policy requiring them to do so.

Audit Committee

At present, our Audit Committee consists of three members: Gerard Pascale, Guoyou Shao and Xinchuang Li. Each member of the Audit Committee meets the independence criteria prescribed by applicable regulation and the rules of the SEC for audit committee membership and is an ‘‘independent director’’ within the meaning of applicable NASDAQ listing standards. Each Audit Committee member meets NASDAQ’s financial literacy requirements, and the Board has further determined that Mr. Pascale (i) is the ‘‘audit committee financial expert’’ as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC (“Reg S-K”), and (ii) also meet NASDAQ’s financial sophistication requirements. The Audit Committee acts pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASDAQ, a copy of which can be found on our website at www.sutorcn.com/English/IR.php.  Mr. Pascale was appointed to the Audit Committee on January 15, 2010.  On that same date, Carl Mudd resigned from the Audit Committee.  Mr. Mudd served as chair of the Audit Committee from February 2008 until his resignation due to personal reasons, which were not in connection with any disagreement with the Company, and is identified as the “audit committee financial expert” in the Report of the Audit Committee for the Fiscal Year Ended June 30, 2009 included in this Proxy Statement.

The Audit Committee oversees our accounting and financial reporting processes and the audits of the financial statements of our Company.  The Audit Committee is responsible for, among other things:

•	selecting our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;
•	reviewing with our independent auditors any audit problems or difficulties and management’s response;
•	reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act of 1933, as amended;
•	discussing the annual audited financial statements with management and our independent auditors;
•	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of significant internal control deficiencies;
•	annually reviewing and reassessing the adequacy of our Audit Committee charter;
•	such other matters that are specifically delegated to our Audit Committee by our Board from time to time;
•	meeting separately and periodically with management and our internal and independent auditors; and
•	reporting regularly to the full Board.

Compensation Committee

At present, our Compensation Committee consists of four directors: Gerard Pascale, Carl Mudd, Guoyou Shao and Xinchuang Li.  The members of the Compensation Committee are all independent directors within the meaning of applicable NASDAQ listing standards. The Compensation Committee acts pursuant to a written charter, a copy of which can be found on our website at www.sutorcn.com/English/IR.php.

Our Compensation Committee assists the Board in reviewing and approving the compensation structure of our directors and executive officers, including all forms of compensation to be provided to our directors and executive officers.  Our chief executive officer may not be present at any Committee meeting during which his compensation is deliberated.  The Compensation Committee is permitted to delegate its authority in accordance with Nevada law unless prohibited by the Company’s by-laws or the Compensation Committee charter.  The Compensation Committee is responsible for, among other things:

•	approving and overseeing the compensation package for our executive officers;
•	reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;
•	evaluating the performance of our chief executive officer in light of those goals and objectives, and setting the compensation level of our chief executive officer based on this evaluation;
•
reviewing periodically and making recommendations to the Board regarding any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans; and

•	reviewing and making recommendations to the Board regarding succession plans for the chief executive officer and other senior officers.

Compensation Committee Interlocks and Insider Participation
All current members of the Compensation Committee are independent directors, and all past members were independent directors at all times during their service on such Committee.  None of the past or present members of our Compensation Committee are present or past employees or officers of ours or any of our subsidiaries. No member of the Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K.  None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or compensation committee.

Governance and Nominating Committee

At present, our Governance and Nominating Committee consists of four directors: Gerard Pascale, Carl Mudd, Guoyou Shao and Xinchuang Li.  The members of our Governance and Nominating Committee are all independent directors within the meaning of applicable NASDAQ listing standards. The Governance and Nominating Committee acts pursuant to a written charter, a copy of which can be found on our website at www.sutorcn.com/English/IR.php.

The Governance and Nominating Committee assists the Board in identifying individuals qualified to become our directors and in determining the composition of the Board and its committees. The Governance and Nominating Committee is responsible for, among other things:

•	identifying and recommending to the Board nominees for election or re-election to the Board, or for appointment to fill any vacancy;
•	reviewing annually with the Board the current composition of the Board in light of the characteristics of independence, age, skills, experience and availability of service to us;
•	identifying and recommending to the Board the directors to serve as members of the Board’s committees; and
•	monitoring compliance with our Corporate Governance Guidelines.

Director Recommendations and Nominations

It is the Governance and Nominating Committee’s policy to consider properly submitted shareholder recommendations (as opposed to a formal nomination) for candidates for membership on the Board. A shareholder may submit a recommendation for a candidate for membership on the Board by submitting in writing the name and background of such candidate to the Governance and Nominating Committee, c/o Secretary, Sutor Technology Group Limited, No. 8 Huaye Road, Dongbang Industrial Park, Changshu, China 215534. The Governance and Nominating Committee will consider a recommendation only if (1) appropriate biographical and background information on the candidate is provided, (2) the recommended candidate has consented in writing to a nomination and public disclosure of the candidate’s name and biographical information, and (3) the recommending shareholder has consented in writing to public disclosure of such shareholder’s name. Required biographical and background information include: (A) the name, age, business address and residence of such person, (B) the principal occupation and employment of such person, and (C) biographical information on the recommended candidate that the recommending shareholder believes supports such candidacy (keeping in mind the criteria discussed below that the Governance and Nominating Committee considers in making recommendations for nomination to the Board).

The Governance and Nominating Committee uses a variety of methods for identifying candidates for nomination to the Board. Although candidates for nomination to the Board typically are suggested by existing directors or by our executive officers, candidates may come to the attention of the Committee through professional search firms, shareholders or other persons. The process by which candidates for nomination to the Board are evaluated includes review of biographical information and background material on potential candidates by Committee members, meetings of Committee members from time to time to evaluate and discuss potential candidates, and interviews of selected candidates by members of the Committee. Candidates recommended by shareholders (and properly submitted, as discussed below) are evaluated by the Governance and Nominating Committee using the same criteria as other candidates. Although the Governance and Nominating Committee does not have specific minimum qualifications that must be met before recommending a candidate for election to the Board, the Committee does review numerous criteria before recommending a candidate. Such criteria include: character, integrity, judgment, diversity, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, other commitments and the like.

Communications with the Board

The Company has a process for shareholders and interested parties who wish to communicate with the Board.  Shareholders and interested parties who wish to communicate with the Board may contact our Board, or specific members of our Board, by writing to: Stockholder Communications, No 8, Huaye Road, Dongbang Industrial Park, Changshu, China 215534.  These communications will be reviewed by one or more employees of the Company designated by the Board, who will determine whether they should be presented to the Board.  The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications.

Code of Business Conduct and Ethics

On January 31, 2007, we adopted a new code of business conduct and ethics relating to the conduct of our business by our employees, officers and directors. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business, including those relating to doing business outside the United States.  Our Code of Ethics applies to all directors, officers and employees of the Company, including the Company’s principal executive officer and principal financial officer. This Code is designed to deter wrongdoing and to promote all of the following:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC, and in other public communications made by the Company;
•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting to an appropriate person or persons identified herein for receiving notice of violations or potential violations of this code; and
•	accountability for adherence to this code.

Current versions of the Code of Ethics is maintained on the Company’s website at www.sutorcn.com.  During the fiscal year ended June 30, 2009, there were no waivers of our Code of Ethics.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is responsible for establishing broad corporate policies and monitoring the overall performance of the Company.  It selects the Company’s executive officers, delegates authority for the conduct of the Company’s day-to-day operations to those officers, and monitors their performance.  Members of the Board are kept informed of the Company’s business by participating in Board and committee meetings, by reviewing analysis and reports, and through discussions with the Chairman and other officers.

The Fifth Article of our articles of incorporation provides that the number of our directors shall be determined in accordance with our bylaws.  There are currently six (6) directors serving on the Board.  At the Meeting, five (5) directors will be elected, each to hold office until the next Annual Meeting of Shareholders or his or her earlier death or resignation or until his or her successor, if any, is elected or appointed and the size of the Board will then be reduced to five (5) directors.  The individuals who have been nominated for election to the Board at the Meeting are listed in the table below.  Each of the nominees is a current director of the Company.  Our current director, Carl Mudd is not standing for re-election to the Board due to personal reasons which are not in connection with any disagreement with the Company.

If, as a result of circumstances not now known or foreseen, any of the nominees is unavailable to serve as a nominee for the office of Director at the time of the Meeting, the holders of the proxies solicited by this Proxy Statement may vote those proxies either (i) for the election of a substitute nominee who will be designated by the proxy holders or by the present Board or (ii) for the balance of the nominees, leaving a vacancy. Alternatively, the size of the Board may be reduced accordingly.  The Board has no reason to believe that any of the nominees will be unwilling or unable to serve, if elected as a Director.  The five nominees for election as directors are uncontested. In uncontested elections, directors are elected by majority of the votes cast at the meeting. Proxies submitted on the accompanying proxy card will be voted for the election of the nominees listed below, unless the proxy card is marked otherwise.

Recommendation of the Board

The Board unanimously recommends a vote FOR the election of the nominees listed below.

Information about Nominees

Set forth below are the names of the nominees, their ages, all positions and offices that they hold with us, the period during which they have served as such, and their business experience during at least the last five years. The directors will serve until the next annual meeting of the shareholders or until their successors are elected or appointed and qualified.

Name	Age	Position

Lifang Chen	38	Chairman of the board of directors, Chief Executive Officer and President

Yongfei Jiang	32	Director, Chief Financial Officer, Treasurer and Secretary

Gerard Pascale	41	Director

Guoyou Shao	60	Director

Xinchuang Li	46	Director

Lifang Chen.  Ms. Chen became our Chairman on February 1, 2007 and our chief executive officer and president in May 2008.  She has been the Chairman of our subsidiary Sutor Steel Technology Co., Ltd. since August 2007.  Since June 2002, Ms. Chen has also served as President of Changshu Huaye Steel Strip Co., Ltd.  From September 1993 to May 2001, Ms. Chen served as the director of the civil administrative bureau of Xiaoshan District, Hangzhou city.  She has extensive experience in enterprise management and received a MA in philosophy from Zhe Jiang University.

Yongfei Jiang.  Mr. Jiang became our Chief Financial Officer, Treasurer and Secretary on February 1, 2007, and has been the Chief Financial Officer of Changshu Huaye Steel Strip Co., Ltd. since 2005.  From 2002 to 2005, Mr. Jiang served as the finance manager of Guangzhou Huaye Trading Co., Ltd., a subsidiary of Shanghai Huaye, where he was responsible for the financial and capital management.  From 1999 to 2002, Mr. Jiang worked as the finance manager at Zhejiang Guotai Seal Material Co.  Ltd., an equipment manufacturer.  Mr. Jiang has 8 years of experience in corporate accounting and finance.  He has a MBA from Hong Kong Industrial and Commercial College.

Gerard Pascale.   Mr. Pascale has served as our director since January 2010, and has extensive experience in financial accounting, financial analysis and planning, marketing research, corporate governance and securities. For the past two and a half years, he has served as President and CEO of SC Financial Group, LLC, where he specializes in advising both US and international clients on valuation, financial modeling and the responsibilities of publicly traded US companies.  Previously, he was the Director of Finance at Heritage Management Consultants, Inc. where Mr. Pascale specialized in providing finance and SEC support throughout the entire process of listing on a US exchange.  From 2003 to 2005, Mr. Pascale was a Director with the Corporate Executive Board, a consulting firm delivering data and tools, practice research and insight to clients. He has also held financial analyst positions with Intel Corporation and Emerson Electric.  Mr. Pascale has a Bachelor of Science in Accounting from Virginia Tech and an MBA in finance from the University of Chicago.

Guoyou Shao.  Mr. Shao has served as our director since February 2008.  Since April 2003, Mr. Shao has served as Board Chairman of Fortis Haitong Investment Management Co., Ltd., one of the first sino-foreign joint ventures specializing in fund management to gain approval in China Prior to this, Mr. Shao served as Manager of the Investor Relations Department of Haitong Securities Co. Ltd. since July 1998. Mr. Shao has extensive securities investment and asset management experience and holds a Master’s degree in Business Administration from Hong Kong Science Management Institute.

Xinchuang Li. Mr. Li has served as our director since February 2008.  Since 2007, Mr. Li has served as the Executive Director of China Metallurgical Industry Planning & Research Institute in Beijing. Prior to this, Mr. Li served as the Vice Director and Chief Engineer of China Metallurgical Industry Planning & Research Institute.  China Metallurgical Industry Planning & Research Institute specializes in the planning and strategic study of the Chinese steel industry. Mr. Li is leading expert in this field and holds a Master’s degree in Business Administration from Fordham University and Beijing University

See “Corporate Governance and Board of Directors Matter” and “Executive Compensation — Compensation of Directors” below for additional information regarding the Board.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

We are asking our shareholders to ratify the selection of Hansen Barnett & Maxwell P.C. as our independent registered public accounting firm.  Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Hansen to our shareholders for ratification as a matter of good corporate practice.  In the event our shareholders fail to ratify the appointment, the Audit Committee may reconsider this appointment.

The Company has been advised by Hansen that neither the firm nor any of its associates had any relationship with the Company.  Representatives of Hansen will be available via teleconference during the Meeting, at which time they may make any statement they consider appropriate and will respond to appropriate questions raised at the Meeting.

Independent Registered Public Accounting Firm’s Fees

The following is a summary of the fees billed to the Company by Hansen for professional services rendered for the fiscal years ended June 30, 2009 and 2008:

(in thousands of U.S. dollars)
	June 30, 2009	June 30, 2008

Audit fees (1)	$268.6	$202.0
Audit-related fees (2)	39.6	32.7
Tax fees	-	-
All other fees	-	-
Total	308.2	234.7

(1)
Consists of fees billed for the audit of our annual financial statements, review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)
Consists of assurance and related services that are reasonably related to the performance of the audit and reviews of our financial statements and are not included in “audit fees” in this table. The services provided by our accountants within this category consisted of advice relating to SEC matters and employee benefit matters.

Pre-Approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our auditors must be approved in advance by our Board to assure that such services do not impair the auditors’ independence from us. In accordance with its policies and procedures, our Board pre-approved the audit service performed by Hansen Barnett & Maxwell, P.C. for our consolidated financial statements as of and for the year ended June 30, 2009.

Recommendation of the Board

The Board unanimously recommends a vote FOR ratification of the selection of Hansen as the Company’s independent registered public accounting firm for the fiscal year 2010.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning all compensation awarded to, earned by or paid to our Chief Executive Officer for services during the last two fiscal years in all capacities to us, our subsidiaries and predecessors. No other executive officer received compensation of $100,000 or more for the year ended June 30, 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Total ($)
	2009	100,000	-	-	100,000
Lifang Chen, CEO	2008	-	-	-	-

Employment Contracts

Currently, we do not have an employment agreement with our CEO, Ms. Lifang Chen.

Retirement Benefits

Currently, we do not provide any employees, including our named executive officers any company sponsored retirement benefits other than a state pension scheme in which all of our employees in China participate.

Payment Upon Termination or Change-in Control

The Company does not have change-in-control arrangements with any of its executive officers, and the Company is not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

Director Compensation – 2009

The following table and discussion sets forth information concerning all compensation paid to our non-employee directors for services rendered in all capacities for the year ended June 30, 2009.

Name	Fees Earned or Paid in Cash ($)	Total Compensation ($)
A. Carl Mudd	69,000	69,000
Guoyou Shao	17,143	17,143
Xinchuang Li	17,143	17,143

We entered into agreements with each of the independent directors identified above. Under the terms of the agreements, Mr. Mudd is entitled to $65,000, Mr. Shao is entitled to RMB 120,000 (approximately $17,143) and Mr. Li is entitled to RMB 120,000 (approximately $17,143) as annual compensation for their service as independent directors, and as chairpersons of various board committees, as applicable. Mr. Mudd’s compensation is greater because he has greater responsibilities as the Audit Committee Chairman. Under the terms of the agreements, the independent directors are entitled to indemnification for expenses, judgments, fines, penalties or other amounts actually and reasonably incurred by the independent directors in connection with any proceeding if the independent director acted in good faith and in our best interests. The Company also reimburses our directors for reasonable travel expenses related to attendance at board and committee meetings.

Additionally, we entered into Indemnification Agreements with each of Messrs. Mudd, Shao and Li.  Under the terms of these Indemnification Agreements, the Company agreed to indemnify the independent directors against expenses, judgments, fines, penalties or other amounts actually and reasonably incurred by the independent directors in connection with any proceeding (other than a Proceeding by or in the right of the Company) if the independent director acted in good faith and in the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the independent director’s conduct was unlawful.  The Company also agreed to pay any such expenses to an independent director in advance of the final disposition of any such proceeding if the director agrees to repay such amount to the extent it is ultimately determined they are not entitled to indemnification; provided, however, that the Company is not obligated to make any such advance payment if the board of directors determines, in its sole discretion, that it does not appear that such director has met the standards of conduct which make it permissible under applicable law to indemnify such director, and that the advancement of expenses would not be in the best interests of the Company and its stockholders.

Limitation of Liability and Indemnification of Officers and Directors

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934, as amended, may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Additionally, we entered into Indemnification Agreements with each of Messrs. Mudd, Shao and Li, our independent directors. Under the terms of these Indemnification Agreements, the Company agreed to indemnify the independent directors against expenses, judgments, fines, penalties or other amounts actually and reasonably incurred by the independent directors in connection with any proceeding if the independent director acted in good faith and in the best interests of the Company as permitted under applicable state law.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

REPORT OF THE AUDIT COMMITTEE
FOR THE FISCAL YEAR ENDED JUNE 30, 2009

The Audit Committee of the Board is comprised of three non-employee Directors, each of whom has been determined by the Board to be “independent” under the meaning of Rule 10A-3(b)(1) under the Exchange Act.  Mr. Mudd, the chair of the Audit Committee, is an “audit committee financial expert” within the meaning of Item 401(h) of SEC Regulation S-K.  The Audit Committee assists the Board’s oversight of the integrity of the Company’s financial reports, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, the audit process, and internal controls.  The Audit Committee operates pursuant to a written charter adopted by the Board.  The Audit Committee is responsible for overseeing the corporate accounting and financing reporting practices, recommending the selection of the Company’s registered public accounting firm, reviewing the extent of non-audit services to be performed by the auditors, and reviewing the disclosures made in the Company’s periodic financial reports.  The Audit Committee also reviews and recommends to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

During the fiscal year 2009, the Audit Committee (1) reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2009 with the Company’s management; (2) discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as may be modified or supplemented; and (3) received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountant its independence.

Based on the review and discussions referred to above, the Audit Committee had recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 for filing with the SEC.

/s/ The Audit Committee
Carl Mudd, Guoyou Shao, and Xinchuang Li

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of the outstanding Common Stock to file with the SEC an initial report of ownership on Form 3 and changes in ownership on Forms 4 and 5.  The reporting persons are also required to furnish us with copies of all forms they file.

Based solely on our review of copies of Forms 3, 4 and 5 furnished to the Company with respect to the fiscal year ended June 30, 2009, we have determined that our directors, officers and greater than 10% beneficial owners complied with all applicable Section 16 filing requirements except as follows: Mr. Xum Zhang filed his initial statement of beneficial ownership on Form 3 more than 10 days after becoming a reporting person.

TRANSACTIONS WITH RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since the beginning of fiscal year 2009, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at the end of the fiscal years ended June 30, 2008 and 2009 ($2,994,719), and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

•
We sell our products to and buy raw materials from various companies which are beneficially owned or controlled by our CEO and President Ms. Lifang Chen. The amounts charged for products to our Company by such related party are under the same pricing, terms and conditions as those charged to third parties. These transactions are set forth below:

		Amount of Transaction
Related Party	Nature of Transaction	Fiscal 2009	Fiscal 2008
Changshu Diemate Steel Processing Co. Ltd.	Sale of products by Sutor	$70,168	$1,453,409
Guangzhou Huaye Steel Processing Co. Ltd.	Sale of products by Sutor	264,410	3,022,387
Hangzhou Nanye Material Co. Ltd.	Sale of products by Sutor	-	668,702
Hangzhou Xiaoshan Southern Industry Co., Ltd.	Sale of products by Sutor	397,727	-
Ningbo Huaye Steel Processing Co., Ltd.	Sale of products by Sutor	15,631	1,690,847
Shanghai Huaye Steel Processing Co., Ltd.	Sale of products by Sutor	6,457,867	12,477,142
Shanghai Huaye Steel Group Co., Ltd.	Sale of products by Sutor	142,092,727	159,050,906
Wuxi Haide Steel Processing Co., Ltd.	Sale of products by Sutor	177,459	997,836
Shanghai Pukesheng Steel Trade Co., Ltd	Sale of products by Sutor	1,487,213	-
Zhejiang Nanye Metal Cutting & Delivery Co., Ltd.	Sale of products by Sutor	15,719	1,492,766

•
On December 20, 2007, Ms. Chen loaned our Company $7.1 million which has a term of 24 months and carries an annual interest rate of 5%. On May 15, 2008, Ms. Chen loaned our Company $1.3 million which had a term of one year and carried no interest. On July 1, 2008, Ms. Chen loaned our Company $2.59 million which had a term of one year and carried no interest. On March 11, 2009, Ms. Chen loaned our Company $0.10 million which has a term of 36 months and carries an annual interest rate of 3.6%. On April 29, 2009, Ms. Chen loaned our Company $0.15 million which has a term of 36 months and carry an annual interest rate of 5.0%. In addition, from 2007 and 2009, Ms. Chen made several other loans in the aggregate amount of $1.13 million to our Company. These loans are due on demand and bear no interest.  All loans mentioned above are used for working capital purpose. Please see details under the section “Liquidity and Capital Resources” under Item 7 of the Company’s annual report on Form 10-K for the year ended June 30, 2009.

•
Some of our notes payables are guaranteed by Shanghai Huaye and its affiliates, as disclosed under the section “Liquidity and Capital Resources” under Item 7 of the Company’s annual report on Form 10-K for the year ended June 30, 2009. We did not pay any stated or unstated consideration to Shanghai Huaye or its affiliates for their guarantees of our note payables.

•
On November 8, 2008, Ms. Chen and our Company entered into a lease agreement under which our Company rented 12F, Building B, World Trade Center, NO.45, North Haiyu Road, Changshu City from Ms. Chen as our Company’s office. The size of the premise is approximately 1,200 square meters. The lease has a three year term and the monthly rent is RMB 120,000 (approximately $17,500).

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of March 12, 2010 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of Sutor Technology Group Limited, No. 8, Huaye Road, Dongbang Industrial Park Changshu, China, 215534.

Title of Class	Name & Address of Beneficial Owner	Office, If Any	Amount & Nature of Beneficial Ownership[1]		Percent of Class[2]
Common Stock	Lifang Chen	Chairman and CEO	30,338,050	[3]	74.5%
Common Stock	Yongfei Jiang	CFO	0		*
Common Stock	Naijiang Zhou	Vice President of Finance	1,000		*
Common Stock	Xun Zhang	CTO	0		*
Common Stock	A. Carl Mudd	Director	9,450		*
Common Stock	Guoyou Shao	Director	0		*
Common Stock	Xinchuang Li	Director	0		*
Common Stock	Gerard Pascale	Director	1,625		*
All Officers and Directors as a group (7 persons named above)			30,350,125		74.6%
Common Stock	Total Raise Investments Ltd.	5% Security Holder	30,338,050	[4]	74.5%
Common Stock	Total Shares Owned by Persons Named above		30,350,125		74.6%
* Less than 1%

1. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

2. A total of 40,695,602 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of September 25, 2009. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

3. Includes 30,338,050 shares of common stock owned by Total Raise Investments Ltd., a British Virgin Islands company wholly owned by Ms. Chen. Ms. Chen disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.

4. Ms. Chen is the sole owner and director of Total Raise Investments Ltd.

Changes in Control

There are no arrangements known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

Information Concerning Executive Officers

Background information as of March 12, 2010 about each of Sutor’s executive officers who does not also serve as a director of Sutor is provided below.

Name	Age	Position
Xun Zhang	37	Chief Technology Officer

Naijiang Zhou	47	Vice President of Finance

Xun Zhang.  Mr. Zhang became our Chief Technology Officer on June 18, 2007.  Prior to his appointment as our Chief Technology Officer, Mr. Zhang had worked as our Chief Project Engineer since April 2005.  He was responsible for the bidding, design examination, assembling and testing of the acid pickling, acid regeneration and cold-rolled steel production lines of our subsidiary Jiangsu Cold-Rolled.  He was also responsible for the drafting of technical procedure of various production lines and staff training.  From 1995 to 2005, he worked as the Deputy Chief Engineer at the project department of Baoshan Iron & Steel Co., Ltd.  Mr. Zhang has a bachelor’s degree in engineering from Huanzhong University of Science and Technology.

Naijiang Zhou.  Mr. Zhou became our Vice President of Finance on February 1, 2010. Prior to joining Sutor, Mr. Zhou served as Executive Vice President and Chief Financial Officer at Rich Fields Investment, Ltd., a private equity investment firm since 2008.  From April 2007 to July 2008, Mr. Zhou worked as international research analyst at Roth Capital Partners, a full service U.S. banking firm.  Before joining Roth Capital, Mr. Zhou worked for seven years as principal financial planner and principal financial analyst at American Electric Power, where he was responsible for strategic planning, financial planning and analysis, and corporate development. Prior to that, he worked for U.S. Global Investors as senior research analyst and co-managed mutual fund investments. Mr. Zhou received both a Ph.D. and an MBA degree from the University of Texas at Austin, and a B.S. in Petroleum Engineering from China Petroleum University. He is a Chartered Financial Analyst (CFA).

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

If you wish to have a proposal included in our proxy statement for next year’s annual meeting in accordance with Rule 14a-8 under the Exchange Act, your proposal must be received by the Secretary of the Company at No. 8 Huaye Road, Dongbang Industrial park, Changshu, China 215534, no later than the close of business on September 31, 2010.  A proposal which is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by the SEC will not be included.  The submission of a shareholder proposal does not guarantee that it will be included in the proxy statement.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person solicited by this Proxy Statement, on the written request of such person, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the SEC for our most recent fiscal year.  Such written requests should be directed to the Secretary of the Company, at our address listed on the top of page one of this Proxy Statement.  A copy of our Annual Report on Form 10-K is also made available on our website at http://www.sutorcn.com after it is filed with the SEC.

OTHER MATTERS

As of the date of this Proxy Statement, the Board has no knowledge of any business which will be presented for consideration at the Meeting other than the election of directors and the ratification of the appointment of the accountants of the Company.  Should any other matters be properly presented, it is intended that the enclosed proxy will be voted in accordance with the best judgment of the persons voting the proxies.

March 16, 2010	By Order of the Board of Directors

/s/ Yongfei Jiang
Secretary

SUTOR TECHNOLOGY GROUP LIMITED
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 7, 2010

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned shareholder of Sutor Technology Group Limited, a Nevada corporation (the “Company”), acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, dated April 16, 2010, and hereby constitutes and appoints Lifang Chen and Yongfei Jiang, or either of them acting singly in the absence of the other, with full power of substitution in either of them, the proxies of the undersigned to vote with the same force and effect as the undersigned all shares of the Company’s Common Stock which the undersigned is entitled to vote at the 2010 Annual Meeting of Shareholders to be held on April 7, 2010, and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

The undersigned hereby instructs said proxies or their substitutes:

1.	Elect as Directors the nominees listed below: ☐

Lifang Chen
Yongfei Jiang
Gerard Pascale
Guoyou Shao
Xinchuang Li

Withhold authority for the following:

☐    Lifang Chen
☐    Yongfei Jiang
☐    Gerard Pascale
☐    Guoyou Shao
☐    Xinchuang Li

2.	Approve the ratification of Hansen as the Company’s accountant for fiscal year 2010.

FOR    ☐       AGAINST    ☐        ABSTAIN    ☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting, and any adjournment or adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED; IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES, AND FOR THE RATIFICATION OF THE SELECTION OF HANSEN AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS. IN THEIR DIRECTION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING THE ELECTION OF ANY PERSON TO THE BOARD OF DIRECTORS WHERE A NOMINEE NAMED IN THE PROXY STATEMENT DATED APRIL 7, 2010 IS UNABLE TO SERVE OR, FOR GOOD CAUSE, WILL NOT SERVE.

I (we) acknowledge receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated April 7, 2010, and the 2009 Annual Report to Shareholders and ratify all that the proxies, or either of them, or their substitutes may lawfully do or cause to be done by virtue hereof and revoke all former proxies.

Please sign, date and mail this proxy immediately in the enclosed envelope.
Name ___________________________________________

Name (if joint)

Date _____________, 2010

Please sign your name exactly as it appears hereon.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon.  When signing as joint tenants, all parties in the joint tenancy must sign.  When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed.  No postage is required if returned in the enclosed envelope.